CONFIDENTIAL
Exhibit 4.40
TERMS AND CONDITIONS
The terms and conditions (each a Condition, and together the Terms and Conditions or the Terms of the Bonds) of the Swiss Francs (CHF) 300,000,000 2.875 per cent. bonds due 12 September 2028 (each a Bond and collectively the Bonds) issued by Equinix Europe 1 Financing Corporation LLC, incorporated under the laws of Delaware, United States of America, having its registered office at One Lagoon Drive, Redwood City, California 94065, United States of America (the Issuer), and unconditionally and irrevocably guaranteed by Equinix, Inc., One Lagoon Drive, Redwood City, California 94065, United States of America (the Guarantor), are as follows:
1.AMOUNT / FORM OF THE BONDS / DENOMINATION / CUSTODIANSHIP
(a)Bonds are issued in the initial aggregate principal amount of CHF 300,000,000 (the Aggregate Principal Amount). The Bonds will be in the denomination of CHF 5,000 per Bond and integral multiples thereof. The Issuer reserves the right to reopen (the Reopening) and increase the aggregate principal amount of the Bonds at any time and without prior consultation or permission of the Holders through the issuance of further Bonds if they are fungible with the Bonds (i.e. identical especially in respect of the Terms and Conditions, security number, final maturity and interest rate).
At the time of subscribing to a Reopening, a subscriber shall pay the Issuer an amount equal to the interest accrued during the period from the Interest Payment Date immediately preceding the date of the Reopening or, if the Reopening is effected prior to the first Interest Payment Date, the Closing Date (as defined in Condition 2 below), to the date of such Reopening on each Bond it has subscribed to.
(b)The Bonds are exclusively documented in the form of a permanent global certificate (Globalurkunde auf Dauer) (the Permanent Global Certificate) in accordance with article 973b of the Swiss Code of Obligations. Such Permanent Global Certificate (Globalurkunde auf Dauer) shall be deposited by the Swiss Paying Agent with SIX SIS Ltd. (SIS) as recognized intermediary for such purposes by SIX Swiss Exchange Ltd. (SIX), or with any sucessor of SIS that acts as a clearing system recognized by the SIX (SIS or any such successor clearing system, the Intermediary) for the entire duration of the Bonds.
(c)Each Holder shall have a quotal co-ownership interest (Miteigentumsanteil) in the Permanent Global Certificate (Globalurkunde auf Dauer) to the extent of its claim against the Issuer, provided that for so long as the Permanent Global Certificate (Globalurkunde auf Dauer) remains deposited with SIS, the co-ownership interest shall be suspended such that (i) legal title to direct interests in the Permanent Global Certificate held by SIS participants will be evidenced, and transfers thereof may be effected, by entries on the securities accounts of the relevant SIS participants and (ii) legal title to any indirect interest in the Permanent Global Certificate not held by a SIS participant will be evidenced, and transfers thereof may be effected, by an entry with respect to the transferred interest in a securities account of the relevant transferee.
(d)The records of the Intermediary will determine conclusively the number of Bonds held through each participant in the Intermediary. In respect of Bonds held in the form of intermediated securities (Bucheffekten), the Holders will be the persons holding the Bonds in a securities account (Effektenkonto) which is in their name, or in case of intermediaries (Verwahrungsstellen), the intermediaries (Verwahrungsstellen) holding the Bonds for their own account in a securities account (Effektenkonto) which is in their name. For the avoidance of doubt, payments on the Bonds by the Swiss Paying Agent will be made only to SIS for purposes of facilitating payments through its participants.
(e)None of the Issuer, the Guarantor, the Holders or any other person shall at any time have the right to effect or demand the conversion of the Permanent Global Certificate (Globalurkunde auf Dauer) into, or the delivery of, uncertificated securities (Wertrechte) or individually certificated securities (Wertpapiere). No individually certificated securities (Wertpapiere) will be printed in respect of the Bonds at any time.
2.INTEREST
The Bonds bear interest from (but excluding) 12 September 2023 (the Closing Date) until (and including) the Maturity Date (as defined below) at the fixed rate of 2.875 per cent. of their Aggregate Principal Amount per annum, payable annually in arrears on 12 September of each year (the Interest Payment Date), for the first time on 12 September 2024. Interest on the Bonds is computed on the basis of a 360-day year of twelve 30-day months.
In case the Interest Payment Date falls on a day which is not a Business Day, interest is payable on the next Business Day.
3.REDEMPTION, PURCHASE AND CANCELLATION
(a)Redemption at maturity
Unless previously redeemed, purchased or cancelled as provided under the Terms and Conditions, the Issuer will redeem the Bonds at their principal amount on 12 September 2028 (the Maturity Date), without any previous notice (such redemption of any Bond on the Maturity Date, as well as any early redemption in accordance with this Condition 3 or with Condition 10, referred to hereafter as Redemption)
(b)Redemption on or after the Par Call Date
On or after the Par Call Date, the Issuer may redeem all, but not in part only, the Bonds at their Aggregate Principal Amount plus any accrued and unpaid interest, up to (and including) the redemption date. Notice of redemption shall be delivered at least thirty (30) but not more than sixty (60) days before the redemption date to the Swiss Paying Agent in accordance with paragraph (h).
(c)Redemption upon Change of Control
Within 90 (ninety) calendar days of a Change of Control taking effect, the Issuer may, at its option, on any date, subject to having given not more than 45 (forty-five) nor less than thirty (30) calendar days' prior notice to the Swiss Paying Agent in accordance with paragraph (h), redeem all, but not in part only, of the

Bonds at their Aggregate Principal Amount plus any accrued and unpaid interest, if any, up to (and including) the redemption date.
(d)Redemption for taxation reasons
Subject to a period of not less than thirty (30) nor more than sixty (60) days' prior notice to the Swiss Paying Agent in accordance with paragraph (h), the Issuer may redeem at any time after the Closing Date and prior to the Maturity Date all, but not in part only, of the Bonds at their Aggregate Principal Amount plus accrued and unpaid interest, if any, up to (and including) the redemption date determined by the Issuer, if:
(i)as a result of any change in, or amendment to, the tax laws, treaties, regulations or rulings of the United States or any political subdivision or taxing authority thereof (a Taxing Jurisdiction) or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction in a Taxing Jurisdiction) that is announced or becomes effective on or after the Closing Date, there is more than an insubstantial risk that the Issuer or the Guarantor, as the case may be, has or will become obligated to pay Additional Amounts with respect to the Bonds as provided in Condition 6 and the Issuer, in its sole judgment, determines that such obligations cannot be avoided by the use of reasonable measures available to it; or
(ii)on or after the Closing Date, as a result of any action taken by a taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, a Taxing Jurisdiction, including any of those actions specified above, whether or not such action was taken or decision was rendered with respect to the Issuer or the Guarantor, as the case may be, or any change, amendment, application or interpretation is officially proposed, there is more than an insubstantial risk that the Issuer or the Guarantor, as the case may be, will become obligated to pay Additional Amounts as provided in Condition 6, and the Issuer or the Guarantor, as the case may be, in its sole judgment, determines that such obligations cannot be avoided by the use of reasonable measures available to it.
In each case, for the avoidance of doubt, reasonable measures shall not require any change in the Issuer’s or the Guarantor's jurisdiction of organization or location of its principal executive office, and shall not require the Issuer or the Guarantor, as the case may be, to incur material additional costs or legal or regulatory burdens.
If the Issuer exercises its option to redeem the Bonds, the Issuer will deliver to the Swiss Paying Agent a certificate signed by an authorized representative of the Issuer stating that the Issuer is entitled to redeem the Bonds and an opinion of independent legal counsel of recognized national standing in the relevant Taxing Jurisdiction to the effect that change in law above occurred or will.
No such notice shall be given earlier than ninety (90) days prior to the earliest date on which there is more than an insubstantial risk that the Issuer or the

Guarantor, as the case may be, would be obliged to pay any Additional Amounts in respect of the Bonds.
(e)Issuer Clean-up Call
Subject to a period of not less than thirty (30) nor more than sixty (60) days’ prior notice to the Swiss Paying Agent in accordance with paragraph (h), the Issuer may redeem at any time after the Closing Date and prior to the Maturity Date all, but not in part only, of the Bonds at their Aggregate Principal Amount plus accrued and unpaid interest, if any, up to (and including) the redemption date, on the date determined by the Issuer for early redemption, if seventy-five (75) per cent. or more of the Aggregate Principal Amount have been redeemed or purchased and cancelled at the time of such notice.
(f)Purchases
The Issuer, the Guarantor or any of their respective subsidiaries may at any time purchase Bonds in the open market or otherwise and at any price. Any purchase shall be made in accordance with applicable laws or regulations, including applicable stock exchange regulations. Bonds so purchased by the Issuer or the Guarantor or any of their respective subsidiaries may be held or resold or surrendered for cancellation. If purchases are made by public tender, such tender must be available to all Holders alike.
(g)Cancellation
All Bonds which are redeemed or surrendered shall forthwith be cancelled. All Bonds so cancelled shall be forwarded to the Swiss Paying Agent and cannot be reissued or resold.
(h)Notice
Where the provisions of this Condition 3 provide for the giving of a notice by the Issuer to the Swiss Paying Agent, such notice shall be, in the case of paragraphs (b), (d) and (e), unconditional and, in the case of paragraph (c), may be made contingent on one or more conditions set forth in the notice and shall be deemed to be validly given if made in writing with all required information to the Swiss Paying Agent within the prescribed time limit. Such notices shall be announced to the Holders as soon as practicable pursuant to Condition 12.
4.PAYMENTS
The amounts required for payments with respect to the Bonds will be made available in good time in freely disposable CHF which will be placed at the free disposal of BNPP acting in its capacity as paying agent with respect to the Bonds (the Swiss Paying Agent) on behalf of the Holders. The Issuer undertakes that payments shall be made in freely disposable CHF without collection cost to the Holders, and, unless otherwise provided for by applicable law, without any restrictions. If the due date for any payment by the Issuer does not fall on a Business Day, the Issuer undertakes to effect payment for value the Business Day immediately following such due date and the Holders will not be entitled to any additional sum in relation thereto. All payments with respect to the Bonds (including Additional Amounts, if any, as defined in Condition 6) will be made to SIS in CHF without collection costs. No payments with respect to the Bonds (including Additional

Amounts, if any, as defined in Condition 6) shall be made at any office of the Issuer or any office or counter of the Swiss Paying Agent outside Switzerland.
The receipt by the Swiss Paying Agent of the due and punctual payment of the funds in CHF as above provided shall release the Issuer of its payment obligations under the Bonds to the extent of such payments. Upon receipt of funds as provided above, the Swiss Paying Agent shall arrange for payment to SIS for purposes of facilitating payments through its participants to the Holders in accordance with Swiss market practice.
If the Bonds are not redeemed when due, interest shall continue to accrue until (and including) the day when the Bonds are fully redeemed.
If, at any time during the life of the Bonds, the Swiss Paying Agent resigns in accordance with the applicable notice periods agreed upon between the Issuer and the Swiss Paying Agent, or becomes incapable of acting as Swiss Paying Agent as contemplated by these Terms and Conditions or shall be adjudged bankrupt or insolvent, the Swiss Paying Agent may be substituted by a duly licensed major Swiss bank or branch of a major foreign bank in Switzerland chosen by the Issuer. In the event of such replacement of the Swiss Paying Agent, all references to the Swiss Paying Agent shall be deemed to refer to such replacement paying agent.
Notice of such a replacement shall be published in accordance with Condition 12 hereof.
5.STATUTE OF LIMITATIONS
In accordance with Swiss law, claims for interest under the Bonds shall become time-barred after a period of five (5) years and claims for the repayment or redemption of Bonds after a period of ten (10) years, calculated from their respective due dates.
6.TAXATION
All payments by or on behalf of the Issuer to the Swiss Paying Agent pursuant to these Terms of the Bonds shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within a Taxing Jurisdiction, unless such withholding or deduction is required by law. In the event that any payments by or on behalf of the Issuer to the Swiss Paying Agent shall be made subject to withholding, deduction or payment for any such relevant taxes, duties, assessments or governmental charges required by law by a Taxing Jurisdiction, such additional amounts (the Additional Amounts) shall be payable by the Issuer as may be necessary in order that the net amounts received by the Swiss Paying Agent after such withholding, deduction or payment shall equal the respective amounts which would otherwise have been received by the Swiss Paying Agent in respect of the relevant Bonds in the absence of such withholding, deduction or payment. However, no such Additional Amounts shall be payable by the Issuer to the extent of any taxes, duties, assessments or governmental charges which:
(a)are payable, imposed, or withheld solely by reason of a Holder or beneficial owner (or a fiduciary, settlor, beneficiary or person holding a power over such Holder or beneficial owner, if the Holder or beneficial owner is an estate or trust, or a member or shareholder of the Holder or beneficial owner if the Holder or beneficial owner is a partnership or corporation) being a United States person for

U.S. federal income tax purposes, or having, or having had, some personal or business connection with the Taxing Jurisdiction other than the mere holding of the Bonds, including, without limitation, such Holder or beneficial owner (or such fiduciary, settlor, beneficiary, person holding a power, member or shareholder) being or having been a citizen or resident of the Taxing Jurisdiction or having or having had a fixed place of business therein; or
(b)are payable, imposed, or withheld solely by reason of a Holder or beneficial owner (or a fiduciary, settlor, beneficiary or person holding a power over such Holder or beneficial owner, if the Holder or beneficial owner is an estate or trust, or a member or shareholder of the Holder or beneficial owner if the Holder or beneficial owner is a partnership or corporation) (1) being or having been present in, or engaged in a trade or business in the Taxing Jurisdiction, (2) being treated as having been present in, or engaged in a trade or business in the Taxing Jurisdiction, or (3) having or having had a permanent establishment in the Taxing Jurisdiction; or
(c)are payable, imposed, or withheld solely by reason of a Holder or beneficial owner (or a fiduciary, settlor, beneficiary or person holding a power over such Holder or beneficial owner, if the Holder or beneficial owner is an estate or trust, or a member or shareholder of the Holder or beneficial owner if the Holder or beneficial owner is a partnership or corporation) being or having been for U.S. federal income tax purposes a personal holding company, a controlled foreign corporation, a passive foreign investment company or a foreign private foundation or other foreign tax-exempt organization, or being a corporation that accumulates earnings to avoid United States federal income tax; or
(d)are payable by, withheld for, or imposed on a Holder or beneficial owner that (1) actually or constructively owns 10% or more of the total combined voting power of all of the Guarantor’s classes of stock that are entitled to vote within the meaning of Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the Code), (2) is a controlled foreign corporation that is related to the Guarantor within the meaning of Section 864(d)(4) of the Code or (3) is a bank receiving interest described in Section 881(c)(3)(A) of the Code;
(e)are payable by any method other than withholding or deduction by the Issuer or its paying agent from payments in respects of the Bonds; or
(f)are payable, imposed, or withheld by reason of the application of any gift, estate, inheritance, sales, transfer, value added, personal property or excise tax or any similar tax, assessment or other governmental charge; or
(g)are required to be withheld by any paying agent from any payment in respect of the Bonds if such payment can be made without such withholding by at least one other paying agent for the Bonds; or
(h)are payable, imposed, or withheld by reason of a change in law, treaty, regulation, or administrative or judicial interpretation of the Taxing Jurisdiction that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later, provided that the Issuer has timely made the payment to the Swiss Paying Agent; or

(i)are payable, imposed, or withheld as a result of the failure of the Holder or beneficial owner (or any financial institution or other person through which the Holder or beneficial owner holds any notes) to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the Taxing Jurisdiction of the Holder or beneficial owner of the Bonds, if such compliance is required by statute or regulation of the Taxing Jurisdiction as a precondition to relief or exemption from such tax, duty, assessment or governmental charge; or
(j)are payable, imposed, or withheld as a result of the failure of the Holder or beneficial owner to fulfil the statement requirements of, or otherwise meet the conditions for an exemption from withholding under the “portfolio intertest exception” set forth in, section 871(h) or section 881(c) of the Code; or
(k)are any combination of the above.
In addition, the Issuer will not pay Additional Amounts to a Holder of a Bond that is a fiduciary, limited liability company, fiscally transparent entity or a person that is not the beneficial owner of the Bond to the extent that payments to such persons would be includible in the income of the beneficiary or settlor with respect to the fiduciary, a member or partner of the limited liability company or fiscally transparent entity, or a beneficial owner, in either case that would not have been entitled to Additional Amounts had it been the Holder.
Further, the Issuer and the paying agents shall be permitted to withhold or deduct any amounts required by the rules of Code sections 1471 through 1474 (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code, pursuant to any intergovernmental agreement between the United States and another jurisdiction relating to such provisions, or pursuant to any agreement between a non-U.S. financial institution and the U.S. Internal Revenue Service contemplated by any of the foregoing (collectively, FATCA). The Issuer and the paying agents will have no obligation to pay Additional Amounts or otherwise indemnify a Holder for any amounts required to be deducted or withheld pursuant to FATCA.
7.STATUS OF THE BONDS AND OF THE GUARANTEE
The Bonds constitute unconditional, unsubordinated and (subject to the negative pledge covenant in Condition 8) unsecured obligations of the Issuer and rank and will rank, without any preference among themselves, pari passu with all other present or future unsecured and unsubordinated obligations of the Issuer, save for such preferences as are provided for by any mandatorily applicable provision of law.
The obligations of the Guarantor under the Guarantee constitute unconditional, unsubordinated and (subject to the negative pledge covenant in Condition 8) unsecured obligations of the Guarantor and rank and will rank pari passu with all other present or future unsecured and unsubordinated obligations of the Guarantor, save for such preferences as are provided for by any mandatorily applicable provision of law.
8.NEGATIVE PLEDGE
So long as any of the Bonds remain outstanding, neither the Issuer nor the Guarantor will create or assume any mortgage, pledge or other form of encumbrance or security interest

(all of the foregoing being hereinafter referred to as Liens) on the whole or any part of its respective present or future property or assets to secure its respective debt or obligations, without making effective provisions whereby the Bonds shall be secured by a mortgage, pledge or other form of encumbrance or security interest equally and ratably with such debt or obligations for as long as such debt or obligations remain secured; provided, however, that this provision shall not apply to:
(a)Liens existing as of the Closing Date to the extent and in the manner such Liens are in effect on the Closing Date;
(b)Liens securing the Guarantor’s and its Restricted Subsidiaries’ obligations under any hedge facility permitted under the Terms and Conditions to be entered into by the Guarantor and its Restricted Subsidiaries;
(c)Liens securing the Bonds;
(d)Liens in favour of the Guarantor or a Wholly Owned Restricted Subsidiary of the Guarantor on assets of any Restricted Subsidiary of the Guarantor;
(e)the creation, extension, renewal or refunding of purchase-money mortgages or liens or other liens to which any property or asset acquired by the Issuer or the Guarantor is subject as of the date of its acquisition by the Issuer or the Guarantor, as the case may be;
(f)the making of any deposit or pledge to secure public or statutory obligations;
(g)any deposit or pledge with any governmental agency at any time required by law in order to qualify the Issuer or the Guarantor to conduct its business or any part thereof or in order to entitle it to maintain self-insurance or to obtain the benefits of any law relating to workmen’s compensation, unemployment insurance, old age pensions or other social security;
(h)any deposit or pledge with any court, board, commission or governmental agency as security incident to the proper conduct of any proceeding before it; or
(i)Permitted Liens.
For the avoidance of doubt, the foregoing does not prevent an affiliate of either the Issuer or the Guarantor from mortgaging, pledging or subjecting to any lien any property or assets, whether or not acquired by such affiliate from the Issuer or Guarantor.
With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, whether payable in cash or in kind, accretion or amortization of original issue discount, imputed interest, the payment of interest in the form of additional Indebtedness with the same terms or the payment of dividends in the form of additional shares of the same class, and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.
9.CONSOLIDATION, MERGER OR SALE

The Issuer and/or the Guarantor will not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and the Issuer and/or the Guarantor will not permit any Person to consolidate with or merge into it or convey, transfer or lease its properties and assets substantially as an entirety to it, unless:
(a)either:
(i)The Issuer and/or the Guarantor is the surviving or continuing corporation; or
(ii)in case the Issuer and/or the Guarantor consolidates with or merges into another Person or conveys, transfers or leases its properties and assets substantially as an entirety (meaning, with respect to the Guarantor, the properties and assets on a consolidated basis) to any person, the Person formed by such consolidation or into which the Issuer and/or the Guarantor is merged or the Person which acquires by conveyance or transfer the properties and assets of the Issuer and/or the Guarantor substantially as an entirety expressly assumes, pursuant to documentation in a form reasonably satisfactory to the Holder Representative, the due and punctual payment of the principal of and interest (including all Additional Amounts, if any) on the Bonds and the performance of all obligations under the Terms and Conditions on the part of the Issuer, and/or the performance of all obligations under the Guarantee on the part of the Guarantor, respectively;
(b)immediately after the effective date of such transaction, no Event of Default will have occurred and be continuing;
(c)the Issuer or the Guarantor will have delivered to the Holder Representative an officers’ certificate and an opinion of counsel of recognized standing each stating that such consolidation, merger, conveyance or transfer and such documentation referred to in paragraph (a) above comply with this Condition 9 and that all conditions precedent in the Terms and Conditions relating to such transaction have been complied with; and
(d)if, as a result of any such consolidation or merger or such conveyance, transfer or lease, properties or assets of the Issuer and/or Guarantor would become subject to any Liens which would not be permitted under Condition 8 without equally and ratably securing the Bonds or the property or assets of the Guarantor as provided in Condition 8, or the Issuer or such successor corporation or Person, or the Guarantor, as the case may be, will take such steps as will be necessary to secure the Bonds equally and ratably with all Indebtedness secured thereby pursuant to Condition 8.
The Issuer and/or the Guarantor may merge with (x) any of its Wholly Owned Restricted Subsidiaries or (y) an affiliate that is a Person that has no material assets or liabilities and which was organized solely for the purpose of reorganizing the Issuer and/or the Guarantor in another jurisdiction.

In case of any such consolidation or merger, or any conveyance, or transfer or lease of the properties and assets of the Issuer and/or the Guarantor substantially as an entirety in accordance with the foregoing provisions of Condition 8, the successor Person formed by such consolidation or into which the Issuer and/or the Guarantor is merged or to which such conveyance or transfer is made may succeed to, and be substituted for, and will exercise every right and power of, the Issuer or the Guarantor under the Bonds with the same effect as if such successor Person had issued or unconditionally and irrevocably guaranteed the Bonds. Upon the assumption of its obligations by any such successor Person in such circumstances (other than in the case of a lease), the Issuer and/or the Guarantor, as the case may be, will be discharged from all obligations under the Bonds and/or the Guarantee, and the Issuer and/or the Guarantor as the predecessor entity may thereupon at any time thereafter be dissolved, wound up, or liquidated.
10.EVENTS OF DEFAULT
If any of the following events (each event an Event of Default) shall occur and be continuing, BNPP in its capacity as Holder representative (the Holder Representative) has the right but not the obligation on behalf of the Holders, to declare all outstanding Bonds immediately due and repayable at a price equal 100% of the Aggregate Principal Amount of such Bonds plus accrued interest (the Default Notice):
(a)the failure to pay interest on the Bonds when the same becomes due and payable and the default continues for a period of 30 days; or
(b)there is a failure by the Issuer to pay principal on any of the Bonds if and when due and payable; or
(c)a failure is made in the performance or observance of any material covenant, condition or provision which is to be performed by the Issuer and/or the Guarantor under the Terms and Conditions (other than any covenant, condition or provision the default of which is specifically dealt with elsewhere in this Condition 10) and/or the Guarantee, and (except where the Holder Representative certifies in writing that, in its opinion, such failure is not capable of remedy, as a result of which no such notice or continuation as is mentioned below shall be required) such failure continues for a period of sixty (60) calendar days following the service by the Holder Representative on the Issuer of a notice requiring such failure to be remedied; or
(d)(i) the Issuer and/or the Guarantor commences any case or proceeding seeking to have an order for relief entered on its behalf as debtor or to adjudicate it as bankrupt or insolvent or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or other similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing; or (ii) the Issuer applies for a receiver, custodian or trustee (other than any trustee appointed as a mortgagee or secured party in connection with the issuance of Indebtedness for borrowed money of the Issuer) of it or for all or a substantial part of its property; or (iii) the Issuer or the Guarantor makes a general assignment for the benefit of creditors; or (iv) the Issuer or the Guarantor takes any corporate action in furtherance of any of the foregoing; or

(e)an involuntary case or other proceeding commences against the Issuer, the Guarantor or any of its Material Subsidiaries with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or similar official of the Issuer, the Guarantor or any of its Material Subsidiaries, or any substantial part of its property; and such case or other proceeding (A) results in the entry of an order for relief or a similar order against it or (B) continues unstayed and in effect for a period of sixty (60) consecutive days; or
(f)the obligations of the Guarantor under the Guarantee are not (or are claimed by or on behalf of the Guarantor not to be) in full force and effect other than in accordance with the terms of the Guarantee.
The Issuer shall inform the Holder Representative without delay in the event that any Event of Default has occurred and provide the Holder Representative with all necessary documents in connection therewith. The Issuer accepts responsibility for the information contained in those documents.
Upon the occurrence of an Event of Default, the Holder Representative may invite the Holders in accordance with Condition 17 to a Holders’ Meeting for the taking of a resolution on the serving of a Default Notice, provided the Holder Representative has not served such Default Notice itself. The legally valid resolution of the Holders’ Meeting to serve a Default Notice, shall replace the right reserved by the Holder Representative according to these Terms of the Bonds to serve a Default Notice on behalf of the Holders. If the Holders’ Meeting votes against the serving of a Default Notice, the right to serve such Default Notice shall revert to the Holder Representative whereby the Holder Representative shall not be bound by the resolution of the Holders’ Meeting if and to the extent that new circumstances arise or become known after the Holders’ Meeting and require a revised assessment of the facts.
11.SUBSTITUTION OF THE ISSUER
The Issuer may at any time be substituted by any company of which all shares carrying voting rights are directly or indirectly held by the Guarantor in respect of all rights and obligations arising under or in connection with the Bonds (the New Issuer), provided that:
(a)the New Issuer is in the opinion of the Holder Representative in a position to fulfil all payment obligations arising from or in connection with the Bonds in CHF without any need to deduct or withhold any non-U.S. taxes or duties at source that were not required prior to the substitution and to transfer without restriction all amounts required to be paid under the Bonds to the Swiss Paying Agent and the interests of the Holders are adequately protected in the reasonable opinion of the Holder Representative;
(b)the New Issuer shall not be deemed resident in Switzerland for tax purposes; and
(c)the Guarantor has issued an irrevocable and unconditional Guarantee as per Article 111 of the Swiss Federal Code of Obligations in respect of the obligations of the New Issuer under the Bonds and in form and content satisfactory to the Holder Representative.

In the event of a substitution of the Issuer, notice of such substitution shall be made as soon as practicable after the Holder Representative has accepted the New Issuer. Any such notice shall be made in accordance with the provisions of Condition 12 below.
In the event of such substitution, any reference in the Terms and Conditions to the Issuer shall be deemed to refer to the New Issuer and any reference to the United States (as far as made in connection with the Issuer) shall be deemed to refer to the country in which the New Issuer has its domicile or is deemed resident for tax purposes, as the case requires.
12.NOTICES
So long as the Bonds are listed on SIX Swiss Exchange and so long as the rules of SIX Swiss Exchange so require, all notices in respect of the Bonds, the Issuer (in respect of the Bonds) and/or the Guarantor (in respect of the Bonds) will be validly given through the Swiss Paying Agent on behalf and at the expenses of the Issuer and/or the Guarantor in electronic form on the internet site of SIX Swiss Exchange under the section headed Official Notices (currently: https://www.six-group.com/en/products-services/the-swiss-stock-exchange/market-data/news-tools/official-notices.html#/)
13.LISTING
Application shall be made for the admission to trading and listing of the Bonds according to the standard for bonds on SIX for the whole duration of the Bonds.
The Issuer will use reasonable endeavors to have the Bonds listed on SIX Swiss Exchange and to maintain such listing as long as any Bonds are outstanding.
The last trading day for the Bonds on the SIX Swiss Exchange is expected to be the day falling two SIX Swiss Exchange trading days prior to the Maturity Date.
14.CURRENCY INDEMNITY
If any payment obligation of the Issuer in favour of the Holders under these Terms and Conditions, as the case may be, has to be converted from CHF into a currency other than CHF (to obtain a judgment, execution, or for any other reason), the Issuer undertakes as a separate and independent obligation to indemnify the Holders, as the case may be, for any shortfall caused by fluctuations of the exchange rates applied for such conversion. The rates of exchange to be applied in calculating such shortfall shall be the Swiss Paying Agent’s spot rates of exchange prevailing between CHF and the currency other than CHF on the date on which such conversions are necessary.
15.GUARANTEE
As security for the Bonds, the Guarantor has issued the following unconditional and irrevocable Guarantee.
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GUARANTEE
CHF 300,000,000 2.875 per cent. Bonds due 12 September 2028
(in the meaning of Article 111 of the Swiss Federal Code of Obligations, the Guarantee)
dated as of 8 September 2023

by
Equinix, Inc.
One Lagoon Drive
Redwood City
California 94065
United States of America
1.Being informed that Equinix Europe 1 Financing Corporation LLC, a Delaware limited liability company (the Issuer), with principal executive office at One Lagoon Drive, Redwood City, California 94065, United States of America, issued and sold 2.875 per cent. Bonds (the Bonds) in the aggregate principal amount of CHF 300,000,000 due 12 September 2028, Equinix, Inc., a Delaware corporation, with principal executive office at One Lagoon Drive, Redwood City, California 94065, United States of America (the Guarantor), herewith irrevocably and unconditionally guarantees to the holders of the Bonds (the Holders) in accordance with Article 111 of the Swiss Federal Code of Obligations (the CO), irrespective of the validity of the Bonds and the Bond Purchase and Paying Agency Agreement (the Agreement), and waiving all rights of objection and defence arising from the Bonds and the Agreement, the due payment of the amounts payable by the Issuer under and pursuant to the Terms and Conditions (including, without limitation, any Additional Amount).
Accordingly, the Guarantor agrees to pay to BNP Paribas (Suisse) SA, 2, place de Hollande, 1204 Geneva, Switzerland, in its capacity as Swiss paying agent (the Swiss Paying Agent) in respect of the Bonds, on behalf of the Holders, within five (5) calendar days after the receipt by the Guarantor of the Swiss Paying Agent’s first written demand for payment and the Swiss Paying Agent’s confirmation in writing that an amount has become due and payable under the Bonds which is equivalent to the amount claimed under the Guarantee and has remained unpaid on the due date, any amount up to 110 (one-hundred ten) per cent. of the aggregate principal amount of the Bonds outstanding from time to time, covering principal, interest to the date such payment, any Additional Amounts (if any) and any other amounts in relation to the Bonds (if any) payable by the Issuer under and pursuant to the Terms and Conditions.
2.Upon payment by the Guarantor of any sum under the Guarantee, the Guarantor shall be subrogated to all rights of the Holders against the Issuer in respect of any amounts paid to the Swiss Paying Agent on behalf of the Holders by the Guarantor under the provisions of this Guarantee, provided, however, that the Guarantor shall not be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until the principal amount and interests on such Bonds and Additional Amounts, if any, have been paid in full.
3.All payments in respect of the Bonds by the Guarantor under this Guarantee to the Swiss Paying Agent acting on behalf of the Holders shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within the United States of America or Switzerland, as the case may be, or any political subdivision thereof or any authority therein or thereof having power to tax, unless such withholding or deduction is required by law.

In the event that any payments by or on behalf of the Guarantor to the Swiss Paying Agent shall be made subject to withholding or deduction for any such relevant taxes, duties, assessments or governmental charges so required by law, such additional amounts (the Additional Amounts) shall be payable by the Guarantor as may be necessary in order that the net amounts received by the Swiss Paying Agent after such withholding or deduction shall equal the respective amounts which would otherwise have been receivable by the Swiss Paying Agent in respect of the relevant Bonds in the absence of such withholding or deduction. However, no such Additional Amounts shall be payable by the Guarantor to the extent of any taxes, duties or governmental charges which:
(i)are payable, imposed, or withheld solely by reason of a Holder or beneficial owner (or a fiduciary, settlor, beneficiary or person holding a power over such Holder or beneficial owner, if the Holder or beneficial owner is an estate or trust, or a member or shareholder of the Holder or beneficial owner, if the Holder or beneficial owner is a partnership or corporation) being a United States person for U.S. federal income tax purposes, or having, or having had, some personal or business connection with the Taxing Jurisdiction other than the mere holding of the Bonds, including, without limitation, such Holder or beneficial owner (or such fiduciary, settlor, beneficiary, person holding a power, member or shareholder) being or having been a citizen or resident of the Taxing Jurisdiction or having or having had a fixed place of business therein; or
(ii)are payable, imposed, or withheld solely by reason of a Holder or beneficial owner (or a fiduciary, settlor, beneficiary or person holding a power over such Holder or beneficial owner, if the Holder or beneficial owner is an estate or trust, or a member or shareholder of the Holder or beneficial owner, if the Holder or beneficial owner is a partnership or corporation) (1) being or having been present in, or engaged in a trade or business in the Taxing Jurisdiction, (2) being treated as having been present in, or engaged in a trade or business in the Taxing Jurisdiction, or (3) having or having had a permanent establishment in the Taxing Jurisdiction; or
(iii)are payable, imposed, or withheld solely by reason of a Holder or beneficial owner (or a fiduciary, settlor, beneficiary or person holding a power over such Holder or beneficial owner, if the Holder or beneficial owner is an estate or trust, or a member or shareholder of the Holder or beneficial owner, if the Holder or beneficial owner is a partnership or corporation) being or having been for U.S. federal income tax purposes a personal holding company, a controlled foreign corporation, a passive foreign investment company or a foreign private foundation or other foreign tax-exempt organization, or being a corporation that accumulates earnings to avoid United States federal income tax; or
(iv)are payable by, withheld for, or imposed on a Holder or beneficial owner that (1) actually or constructively owns 10% or more of the total combined voting power of all of the Guarantor's classes of stock that are entitled to vote within the meaning of Section 871(h)(3) of the United States Internal

Revenue Code of 1986, as amended (the Code), (2) is a controlled foreign corporation that is related to the Guarantor within the meaning of Section 864(d)(4) of the Code or (3) is a bank receiving interest described in Section 881(c)(3)(A) of the Code; or
(v)are payable by any method other than withholding or deduction by the Guarantor or any paying agent from payments in respects of the Bonds; or
(vi)are payable, imposed, or withheld by reason of the application of any gift, estate, inheritance, sales, transfer, value added, personal property or excise tax or any similar tax, assessment or other governmental charge; or
(vii)are required to be withheld by any paying agent from any payment in respect of the Bonds if such payment can be made without such withholding by at least one other paying agent for the Bonds; or
(viii)are payable, imposed, or withheld by reason of a change in law, treaty, regulation, or administrative or judicial interpretation of the Taxing Jurisdiction that becomes effective more than 15 calendar days after the payment becomes due or is duly provided for, whichever occurs later, provided that the Guarantor has timely made the payment to the Swiss Paying Agent; or
(ix)are payable, imposed, or withheld as a result of the failure of the Holder or beneficial owner (or any financial institution or other person through which the Holder or beneficial owner holds any notes) to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the Taxing Jurisdiction of the Holder or beneficial owner of the Bonds, if such compliance is required by statute or regulation of the Taxing Jurisdiction as a precondition to relief or exemption from such tax, duty, assessment or governmental charge; or
(x)are payable, imposed, or withheld as a result of the failure of the Holder to fulfil the statement requirements of, or otherwise meet the conditions for an exemption from withholding under the “portfolio intertest exception” set forth in, section 871(h) or section 881(c) of the Code; or
(xi)are any combination of the above.
In addition, the Guarantor will not pay Additional Amounts to a Holder of a Bond that is a fiduciary, limited liability company, fiscally transparent entity or a person that is not the beneficial owner of the Bond to the extent that payments to such persons would be includible in the income of the beneficiary or settlor with respect to the fiduciary, a member or partner of the limited liability company or fiscally transparent entity, or a beneficial owner, in either case that would not have been entitled to Additional Amounts had it been the Holder.
Further, the Guarantor and the paying agents shall be permitted to withhold or deduct any amounts required by the rules of Code sections 1471 through 1474 (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code, pursuant to any intergovernmental agreement between the United States and another jurisdiction relating to such provisions, or pursuant to any agreement between a non-U.S. financial institution and the U.S. Internal Revenue Service contemplated by either of the foregoing (collectively, FATCA). The Guarantor and the paying agents will have no obligation to pay Additional Amounts or otherwise indemnify a Holder for any amounts required to be deducted or withheld pursuant to FATCA.
As used herein, the term "Taxing Jurisdiction" means the United States or any political subdivision or taxing authority thereof.
4.The obligations of the Guarantor under the Guarantee constitute unconditional, unsubordinated and (subject to the negative pledge covenant pursuant to the Terms and Conditions) unsecured obligations of the Guarantor and rank and will rank pari passu with all other present or future unsecured and unsubordinated obligations of the Guarantor, save for such preferences as are provided for by any mandatorily applicable provision of law.
5.Payments under the Guarantee shall be made in Swiss francs as determined in the written demand of the Swiss Paying Agent to the Guarantor. The Guarantor undertakes to pay to the Swiss Paying Agent in respect of the Bonds on behalf of the Holders without costs to be borne by the Swiss Paying Agent, and, unless otherwise provided for by applicable law, without any restrictions and whatever the circumstances may be, irrespective of nationality, residence or domicile of the Holders and without requiring any affidavit or the fulfilment of any other formality, any sums due pursuant to the Guarantee in freely disposable Swiss francs.
The receipt by the Swiss Paying Agent of funds in Swiss francs in Switzerland from the Guarantor shall release the Guarantor from its obligations under this Guarantee to the extent of the amounts received by the Swiss Paying Agent.
Any transfer tax which might possibly be imposed on the transfer of such funds to the Swiss Paying Agent shall be borne by the Guarantor.
6.The Guarantee shall give rise to a separate and independent cause of action of the Swiss Paying Agent acting on behalf of the Holders against the Guarantor and shall apply irrespective of any indulgence granted to the Issuer by the Swiss Paying Agent or any Holders from time to time and shall continue in full force and effect notwithstanding any judgment or order against the Issuer and/or the Guarantor.
7.Notwithstanding any reference herein to the Bonds and the Agreement, the Guarantor hereby acknowledges and agrees that this Guarantee and the Guarantor’s obligations under this Guarantee shall constitute separate, independent, primary and non-accessory guarantee obligations of the Guarantor within the meaning of Article 111 of the CO and not a mere surety within the meaning of Articles 492 et seq. of the CO and will, in particular, not be affected or discharged by reason of any time or other indulgence granted by the Joint Lead Managers (as defined in the Terms and Conditions) or the Holders or the winding-up, insolvency or reorganisation of the Issuer. This Guarantee and the Guarantor’s obligations under this Guarantee shall in particular be independent from the legal validity and enforceability of the Holders’ claims under the Bonds and the Guarantor hereby waives all rights of objection and defence arising from the Bonds and the Agreement (other than payment by the Guarantor hereunder).

8.The maximum amount of the Guarantee will be reduced by and to the extent of any payment received by the Swiss Paying Agent on behalf of the Holders hereunder or from the Issuer under the Bonds. The Guarantee shall remain in full force and effect as long as any amount payable under the Bonds remains unpaid.
9.The Guarantee is governed by and shall be construed in accordance with the substantive laws of Switzerland.
10.Any dispute regarding the Guarantee shall be settled in accordance with Swiss law and falls within the exclusive jurisdiction of the ordinary courts of the Canton of Geneva, Switzerland, the place of jurisdiction being the City of Geneva. The Guarantor designates Equinix (Switzerland) GmbH as its representative for service of judicial documents pursuant to Article 140 of the Swiss Rules of Civil Procedure (Schweizerische Zivilprozessordnung), and elects as special domicile pursuant to Article 50 of the Swiss Act on Debt Enforcement and Bankruptcy (Schweizerisches Bundesgesetz über Schuldbetreibung und Konkurs) the registered office of Equinix (Switzerland) GmbH at Josefstrasse 225, 8005 Zurich, Switzerland.
11.Terms and expressions not otherwise defined in the Guarantee shall have the same meaning as defined in the Agreement and the Terms and Conditions.
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The Swiss Paying Agent undertakes to call on the Guarantee and to claim from the Guarantor pursuant to the Guarantee any unpaid amount by the Issuer. Upon receipt, the Swiss Paying Agent undertakes to forward such amount to the Holders, waiving all rights of set off with respect to such Holders. The Swiss Paying Agent is, however, entitled to deduct from the received amount all costs and expenses related to the collection of said amount, including court fees and legal fees.
16.GOVERNING LAW AND JURISDICTION
The Terms and Conditions of the Bonds, the Permanent Global Certificate, the Bonds and the Guarantee shall in every respect (including without limitation questions of form, content and interpretation) be subject to and governed by substantive Swiss law (i.e., without regard to the principles of conflict of laws), it being understood that Articles 1157 et seqq. of the Swiss Federal Code of Obligations will not apply.
Any dispute which may arise between the Holders on the one hand and the Issuer and/or the Guarantor on the other hand, regarding the Terms and Conditions of the Bonds, the Permanent Global Certificate, the Bonds and the Guarantee shall be settled in accordance with Swiss law and fall with the exclusive jurisdiction of the ordinary courts of the Canton of Geneva, Switzerland, the place of jurisdiction being the City of Geneva.
Each the Issuer and the Guarantor designates Equinix (Switzerland) GmbH as its representative for service of judicial documents pursuant to Article 140 of the Swiss Rules of Civil Procedure (Schweizerische Zivilprozessordnung), and elects as special domicile pursuant to Article 50 of the Swiss Act on Debt Enforcement and Bankruptcy (Schweizerisches Bundesgesetz über Schuldbetreibung und Konkurs) the registered office of Equinix (Switzerland) GmbH at Josefstrasse 225, 8005 Zurich, Switzerland.
The above-mentioned jurisdiction is also exclusively valid for the declaration of cancellation of Bonds.

17.HOLDERS’ MEETING
(a)The Holder Representative, the Issuer and/or the Guarantor may at any time convene a meeting of the Holders (a Holders’ Meeting).
The Holders who wish that a Holders’ Meeting should be convened and who represent at least 10 (ten) per cent. of the aggregate principal amount of the Bonds then outstanding and who are entitled to participate and to vote in accordance with paragraphs (f) and (h) below may at any time require the Holder Representative to convene a Holders’ Meeting which shall convene such a meeting as soon as commercially possible upon receipt of such request.
(b)The costs for such Holders’ Meeting shall be borne by the Issuer or, in the case the Issuer is prohibited by law to pay these costs, by the Holders convening such meeting (each of these Holders shall bear such costs in relation to its respective holding of Bonds at the time of such Holder request to the Holder Representative to convene a Holders’ Meeting).
(c)A Holders’ Meeting may consider any matter affecting the interests of the Holders (other than matters on which the Holder Representative has previously exercised its rights contained in Condition 10 above and Condition 18 below), including the declaration of the occurrence of an Event of Default or any modification of, or arrangement in respect of, the Terms and Conditions.
(d)Notice convening a Holders’ Meeting shall be given at least 21 (twenty-one) days prior to the proposed date thereof. Such notice shall be given by way of one announcement in accordance with Condition 12 above, at the expense of the Issuer. It shall state generally the nature of the business to be transacted at such meeting. If an Extraordinary Resolution is being proposed, the wording of the proposed resolution or resolutions shall be indicated. The notice shall specify the day, hour and place of the meeting and also the formal requirements referred to in paragraph (f) below. The Issuer and the Holder Representative will make a copy of such notice available for inspection by the Holders during normal business hours at each of their respective head offices.
Notice of any resolution passed at a Holders’ Meeting will be published by the Holder Representative on behalf and at the expense of the Issuer in compliance with Condition 12 above not less than 10 (ten) days after the date of such Holders’ Meeting. Any failure to publish such notice shall not invalidate such resolution.
(e)All Holders’ Meetings shall be held in Geneva, Switzerland. A chairman (the Chairman) shall be nominated by the Holder Representative in writing. If no person has been so nominated or if the nominated person shall not be present at the Holders’ Meeting within 30 (thirty) minutes after the time fixed for holding the meeting, the Holders present shall choose the Chairman.
The Chairman shall lead and preside over the Holders’ Meeting. One of the Chairman’s duties shall be to determine the presence of persons entitled to vote and to inquire if the necessary quorum (as set forth below) is present. He shall instruct the Holders as to the procedure of the Holders’ Meeting and the resolutions to be considered. He shall sign the minutes referred to in paragraph (l) below.
In the event that an equal number of votes are cast in favor of and opposing a resolution so that no majority is reached, the Chairman shall have a casting vote.
A declaration by the Chairman that a resolution has been passed or supported by a particular majority in accordance with paragraphs (g) and (i) below or lost or not supported by a particular majority in accordance with paragraphs (g) and (i) below shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.
(f)Each person who produces one or more Bonds or a certificate by a bank in respect of such Bond relating to that Holders’ Meeting is entitled to attend the Holders Meeting and to vote on the resolutions proposed at such Holders’ Meeting. Bank certificates shall be dated before the date of the Holders’ Meeting and confirm that the relevant Bond(s) is (are) deposited with that bank and will remain deposited with it until and including the date of the Holders’ Meeting and that it has not issued any other such certificate with respect to such Bond(s).
(g)The presence quorum necessary in order to vote on resolutions proposed at a Holders’ Meeting shall be persons entitled under paragraph (f) above and (h) below holding or representing in the aggregate the following percentages (or more) of the aggregate principal amount of all outstanding Bonds:
each Ordinary Resolution:        25 per cent.
each Extraordinary Resolution:    66 per cent.
The terms “Ordinary Resolution” and “Extraordinary Resolution” will be defined below.
If within 30 (thirty) minutes after the time appointed for any Holders’ Meeting a sufficient quorum is not present, the meeting shall, if convened upon the request of the Holders, be dissolved.
In any other case, the meeting shall stand adjourned for such period being not less than 14 (fourteen) days nor more than 28 (twenty-eight) days, and at such place, day and hour as may be designated by the Holder Representative. At such adjourned Holders’ Meeting, the quorum necessary in order to vote on resolutions proposed shall be persons entitled under paragraph (f) above and (h) below holding or representing in the aggregate the following percentages (or more) of the aggregate principal amount of all outstanding Bonds:
Ordinary Resolution:            10 per cent.
Extraordinary Resolution:        33 per cent.
(h)In case the relevant quorum for such adjourned Holders’ Meeting cannot be achieved, the provisions set out in paragraph (m) below shall be applicable. Holders’ voting rights shall be determined according to the principal amount of outstanding Bonds held. Each CHF 5’000 principal amount gives right to one vote.

Bonds held by or on behalf of the Issuer and/or the Guarantor or any other natural person or legal entity,
(aa)which directly or indirectly owns or controls more than 50 (fifty) per cent. of the equity share capital of the Issuer and/or the Guarantor, or
(bb)of which in the case of a legal entity more than 50 (fifty) per cent. of the equity share capital is directly or indirectly controlled by the Issuer and/or the Guarantor, or
(cc)where the Issuer and/or the Guarantor is in a position to exercise, directly or indirectly, control over the decisions or actions of such natural person or legal entity or representative thereof, irrespective of whether or not the latter is affiliated to the Issuer and/or the Guarantor, shall not be entitled to vote at such Holders’ Meeting.
(i)A resolution shall be validly passed if approved by the following percentages (or more) of votes cast at a duly convened Holders’ Meeting held in accordance with this Condition 17:
each Ordinary Resolution:        51 per cent. of the quorum described in
paragraph (g) above
each Extraordinary Resolution:    66 per cent. of the quorum described in
paragraph (g) above.
Every proposal submitted to a Holders’ Meeting shall be decided upon a poll.
(j)Any resolution which is not an Extraordinary Resolution in accordance with paragraph (k) below shall be deemed to be an ordinary resolution (each an Ordinary Resolution).
(k)An extraordinary resolution shall be necessary to decide on the following matters at a Holders’ Meeting (each an Extraordinary Resolution):
–to postpone the maturity beyond the Stated Maturity of the principal of any Bond; or
–to change the amount of principal payable on any Bond; or
–to change the date of interest payment on any Bond; or
–to change the rate of interest or the method of computation of interest on any Bond; or
–to change any provision for payment contained in the Terms and Conditions or the place or the currency of repayment of the principal of any Bond or interest on any Bond; or
–to amend or modify or waive the whole or any parts of Conditions 3, 7, 10 above or paragraphs (f), (g), (h), (i) or (k) of this Condition 17; or
–to create unequal treatment between Holders of the same class of an issue; or
–to convert the Bonds into equity; or

–to change the choice of law and the jurisdiction clause contained in Condition 16 above.
The above mentioned list of issues for which an Extraordinary Resolution shall be necessary is exclusive.
(l)Subject to paragraph (n) below, any resolution approved at a Holders’ Meeting held in accordance with this Condition 17 shall be conclusive and binding on the Issuer and the Guarantor and on all present and future Holders, whether present at such Holders’ Meeting or not, regardless if such Holders have approved such resolution.
Minutes of all resolutions and proceedings at a Holders’ Meeting shall be made and signed by the Chairman pursuant to paragraph (e) above.
(m)If no Holder or an insufficient number of Holders shall attend a Holders’ Meeting (or adjourned Holders’ Meeting as the case may be), the right to decide on the early repayment of the Bonds or any other measures to protect the interests of the Holders shall revert to the absolute discretion of the Holder Representative. Subject to paragraph (n) below, any such decision of the Holder Representative shall be final and binding upon the Issuer and the Holders. Notice of any such decision shall be published in accordance with Condition 12 above.
(n)The Holders shall not be entitled to any improvement of their position vis-à-vis the Issuer or the Guarantor pursuant to a resolution approved at a Holders’ Meeting without prior written approval of the Issuer or, as the case may be, the Guarantor. Any resolution approved at a Holders’ Meeting as well as any resolution based on paragraph (m) above in the discretion of the Holder Representative which increases the obligations of the Issuer under the Terms and Conditions shall become effective only after written approval of the Issuer and the Guarantor.
18.AMENDMENT TO THE TERMS AND CONDITIONS
The Terms and Conditions may be amended from time to time by agreement between the Issuer, the Guarantor and the Holder Representative, acting on behalf of and with effect for all present and future Holders, provided that in the sole opinion of the Holder Representative such amendment is of a formal, minor or technical nature, or is made to correct a manifest error, or is not materially prejudicial to the interests of the Holders. Notice of any such amendment shall be published as per Condition 12 above.
Any such amendment shall be binding on the Issuer, the Guarantor, the Holder Representative, the Swiss Paying Agent and the Holders in accordance with its terms.
19.ROLE OF BNPP
BNPP has been appointed by the Issuer as Swiss Paying Agent and as the listing agent with respect to the Bonds and it will or may also act on behalf of or for the benefit of the Holders as Holder Representative, but only in such cases stated explicitly in these Terms and Conditions. In any other cases, the Holder Representative is not obliged to take or to consider any actions on behalf of or for the benefit of the Holders.
20.SEVERABILITY

If at any time any one or more of the provisions of the Terms and Conditions is or becomes unlawful, invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not be in any way affected or impaired thereby.
21.DEFINITIONS
Capitalized terms used herein shall be defined as follows:
Acquired Indebtedness means Indebtedness of a Person or any of its subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Guarantor or at the time it merges or consolidates with or into the Issuer, Guarantor or any affiliate or subsidiary or that is assumed in connection with the acquisition of assets.
Additional Amounts has the meaning given to it in Condition 6.
Aggregate Principal Amount has the meaning ascribed to such term in Condition 1(a).
ASC means FASB Accounting Standards Codification.
Asset Acquisition means (1) an investment by the Guarantor or any Restricted Subsidiary of the Guarantor in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Guarantor or any Restricted Subsidiary of the Guarantor, or shall be merged with or into the Guarantor or any Restricted Subsidiary of the Guarantor, or (2) the acquisition by the Guarantor or any Restricted Subsidiary of the Guarantor of the assets of any Person (other than a Restricted Subsidiary of the Guarantor) that constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.
BNPP has the meaning given to it in the Preamble.
Bonds has the meaning given to it in the Preamble.
Business Day means a day on which commercial banks are open for domestic business and foreign exchange (including dealings in CHF) in Zurich, Geneva, London and in New York City, USA.
Capital Stock means
(1)with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and
(2)with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing.
Capitalized Lease Obligation means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

Change of Control means the occurrence of one or more of the following events:
(1)any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Guarantor to any Person or group of related Persons for purposes of Section 13(d) of the U.S. Securities Exchange Act of 1934, as amended (a Group), together with any affiliates thereof (whether or not otherwise in compliance with the provisions hereof);
(2)the approval by the holders of Capital Stock of the Guarantor of any plan or proposal for the liquidation or dissolution of the Guarantor (whether or not otherwise in compliance with the provisions hereof); or
(3)any Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Guarantor.
For the purposes of this definition, all or substantially all of the assets shall be interpreted under the laws of the State of New York, USA.
CHF has the meaning given to it in the Preamble.
Closing Date has the meaning given to it in Condition 2.
Code has the meaning given to it in Condition 6(d).
Common Stock of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Closing Date or issued after the Closing Date, and includes, without limitation, all series and classes of such common stock.
Condition has the meaning given to it in the Preamble.
Consolidated Depreciation, Amortization and Accretion Expense means with respect to any Person for any period, the total amount of depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and accretion expense, including the amortization of deferred financing fees or costs of such Person and its Restricted Subsidiaries for such period, on a consolidated basis and otherwise determined in accordance with GAAP.
Consolidated EBITDA means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:
(a)increased (without duplication) by the following, in each case to the extent deducted in determining Consolidated Net Income for such period;
(1)provision for taxes based on income or profits or capital, including, without limitation, federal, state, franchise and similar taxes and foreign withholding taxes (including any levy, impost, deduction, charge, rate, duty, compulsory loan or withholding which is levied or imposed by a governmental agency, and     any related interest, penalty, charge, fee or other amount) of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(2)Consolidated Interest Expense of such Person for such period to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus
(3)Consolidated Depreciation, Amortization and Accretion Expense of such Person for such period to the extent that the same were deducted (and not added back) in computing Consolidated Net Income; plus
(4)any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering or the incurrence of Indebtedness permitted to be incurred in accordance with the Terms and Conditions (including a refinancing thereof) (whether or not successful), in each case, deducted (and not added back) in computing Consolidated Net Income; plus
(5)any other Non-cash Charges, including any provisions, provision increases, write-offs or write-downs reducing Consolidated Net Income for such period (provided that if any such Non-cash Charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent), and excluding amortization of a prepaid cash item that was paid in a prior period; plus
(6)any costs or expenses incurred by the Guarantor or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Guarantor or net cash proceeds of an issuance of Equity Interest of the Guarantor (other than Disqualified Capital Stock); plus
(7)cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (b) below for any previous period and not added back; plus
(8)any net loss from disposed or discontinued operations; plus
(9)any net unrealized loss (after any offset) resulting in such period from obligations under any Currency Agreements and the application of ASC 815; provided that to the extent any such Currency Agreement relates to items included in the preparation of the income statement (as opposed to the balance sheet, as reasonably determined by the Guarantor), the realized loss on a Currency Agreement shall be included to the extent the amount of such hedge gain or loss was excluded in a prior period; plus
(10)any net unrealized loss (after any offset) resulting in such period from (A) currency translation or exchange losses including those (x) related to currency remeasurements of Indebtedness and (y) resulting from hedge agreements for currency exchange risk and (B) changes in the fair value of Indebtedness resulting from changes in interest rates; plus

(11)the amount of any minority interest expense (less the amount of any cash dividends paid in such period to holders of such minority interests); plus
(12)the amount of any costs and expenses associated with the actions taken by the Guarantor and its subsidiaries in connection with the Guarantor’s qualification as a real estate investment trust as defined and taxed under Sections 856-860 of the United States Internal Revenue Code; and
(b)decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:
(1)non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period;
(2)any net gain from disposed or discontinued operations;
(3)any net unrealized gain (after any offset) resulting in such period from obligations under any Currency Agreements and the application of ASC 815; provided that to the extent any such Currency Agreement relates to items included in the preparation of the income statement (as opposed to the balance sheet, as reasonably determined by the Guarantor), the realized gain on a Currency Agreement shall be included to the extent the amount of such hedge gain or loss was excluded in a prior period; plus
(4)any net unrealized gains (after any offset) resulting in such period from (A) currency translation or exchange gains including those (x) related to currency remeasurements of Indebtedness and (y) resulting from hedge agreements for currency exchange risk and (B) changes in the fair value of Indebtedness resulting from changes in interest rates.
For purposes of this definition, calculations shall be done after giving effect on a pro forma basis for the period of such calculation to:
(1)the incurrence or repayment of any Indebtedness or the designation or elimination (including by de-designation) of any Designated Revolving Commitments of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment of Indebtedness or designation or elimination (including by de-designation) of Designated Revolving Commitments, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period (and in the case of Designated Revolving Commitments, as if Indebtedness in the full amount of any undrawn Designated Revolving Commitments had been incurred throughout such period); and
(2)any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X promulgated under the U.S. Securities Exchange Act of 1934, as amended) attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.
Consolidated Interest Expense means, with respect to any Person for any period, the sum of, without duplication:
(1)the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation: (a) any amortization of debt discount and the amortization or write-off of deferred financing costs, including commitment fees; (b) the net costs under Interest Swap Obligations; (c) all capitalized interest; (d) non-cash interest expense (other than non-cash interest on any convertible or exchangeable debt issued by the Guarantor that exists by virtue of the bifurcation of the debt and equity components of such convertible or exchangeable notes and the application of ASC 470-20 (or related accounting pronouncement(s))); (e) commissions, discounts and other fees and charges owed with respect to letters of credit and banker’s acceptance financing; (f) dividends with respect to Disqualified Capital Stock; (g) dividends with respect to Preferred Stock of Restricted Subsidiaries of such Person; (h) imputed interest with respect to Sale and Leaseback Transactions; and (i) the interest portion of any deferred payment obligation; plus
(2)the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP; less
(3)interest income for such period.

Consolidated Net Income means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (without duplication):
(1)any after tax effect of extraordinary, non-recurring or unusual gains or losses (including all fees and expenses relating thereto) or expenses;
(2)any net after tax gains or losses on disposal of disposed, abandoned or discontinued operations;
(3)any after tax effect of gains or losses (including all fees and expenses relating thereto) attributable to sale, transfer, license, lease or other disposition of assets or abandonments or the sale, transfer or other disposition of any Equity Interest of any Person other than in the normal course of business;
(4)the net income for such period of any Person that is not a subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, except to the extent of cash dividends or distributions paid to the Guarantor or to a Restricted Subsidiary of the Guarantor by such Person;
(5)any after tax effect of income (loss) from the early extinguishment of (1) Indebtedness, (2) obligations under any Currency Agreement or (3) other derivative instruments;
(6)any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;
(7)any non-cash compensation charge or expense including any such charge arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights;
(8)any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction, amendment or modification of any debt instrument;
(9)income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);
(10)in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor entity prior to such consolidation, merger or transfer of assets;
(11)the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by contract, operation of law or otherwise; and

(12)acquisition-related costs resulting from the application of ASC 805.
In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, but without duplication, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any sale, conveyance, transfer or other disposition of assets permitted under the Terms and Conditions (in each case, whether or not non-recurring).
Currency Agreement means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Issuer, Guarantor or any affiliates or subsidiaries against fluctuations in currency values.
Default Notice has the meaning given to it in Condition 10.
Designated Revolving Commitments means the amount or amounts of any commitments to make loans or extend credit on a revolving basis to the Guarantor or any of its Restricted Subsidiaries by any Person other than the Guarantor or any of its Restricted Subsidiaries that has or have been designated by the Guarantor (but only to the extent so designated) as “Designated Revolving Commitments” until such time as the Guarantor subsequently designates the amount or amounts of such commitments as no longer constituting “Designated Revolving Commitments.”
Disqualified Capital Stock means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control), in each case, on or prior to the final maturity date of the Bonds.
Equity Interests means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.
Equity Offering means any public or private sale of Common Stock or Preferred Stock of the Guarantor (excluding Disqualified Capital Stock), other than:
(a)public offerings with respect to the Guarantor’s or any direct or indirect parent company’s common stock registered on Form S-4 or Form S-8 (or similar forms under non-U.S. law);
(b)issuances to any subsidiary of the Guarantor;
(c)issuances pursuant to the exercise of options or warrants outstanding on the date hereof;
(d)issuances upon conversion of securities convertible into Common Stock outstanding on the date hereof;
(e)issuances in connection with an acquisition of property in a transaction entered into on an arm’s-length basis; and

(f)issuances pursuant to employee stock plans.
Event of Default has the meaning given to it in Condition 10.
Extraordinary Resolution has the meaning given to it in Condition 17(k).
FATCA has the meaning given to it in Condition 6.
Four Quarter Period means the period of four full fiscal quarters for which financial statements are available ending prior to the date of the transaction (the Transaction Date) giving rise to the need to make such calculation.
GAAP means generally accepted accounting principles set forth in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of 11 July 2011.
Guarantee has the meaning given to it in Condition 15.
Guarantor has the meaning given to it in the Preamble.
Holder means the persons described in Condition 1(d).
Holder Representative has the meaning given to it in Condition 10.
Holders’ Meeting has the meaning given to it in Condition 17(a).
Indebtedness means, with respect to any Person:
(1)any liability for borrowed money, or evidenced by an instrument for the payment of money, or incurred in connection with the acquisition of any property, services or assets (including securities), or relating to a Capitalized Lease Obligation, other than accounts payable or any other indebtedness to trade creditors created or assumed by such Person in the ordinary course of business in connection with the obtaining of materials or services;
(2)obligations under exchange rate contracts or interest rate protection agreements;
(3)any obligations to reimburse the Issuer of any letter of credit, surety bond, performance bond or other guarantee of contractual performance;
(4)any liability of another Person of the type referred to in clause (1), (2) or (3) of this definition which has been assumed or guaranteed by such Person; and
(5)any obligations described in clauses (1) through (3) of this definition secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such Person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or the amount of the obligation so secured.
Interest Payment Date has the meaning given to it in Condition 2.

Interest Swap Obligations means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.
Intermediary has the meaning given to it in Condition 1(b).
Issuer has the meaning given to it in the Preamble.
Lien means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under any applicable law.
Material Subsidiary shall mean any subsidiary undertaking of the Guarantor included in the Guarantor’s consolidated financial statements (i) the assets of which constitute more than 25 per cent. of the Guarantor’s consolidated assets and (ii) where the Guarantor owns directly or indirectly more than 50 per cent. of the equity.
Maturity Date has the meaning given to it in Condition 3(a).
New Issuer has the meaning given to it in Condition 11.
Non-cash Charges means, with respect to any Person, (a) losses on asset sales, disposals or abandonments, (b) any impairment charge or asset write-off related to intangible assets, long-lived assets, and investments in debt and equity securities pursuant to GAAP, (c) all losses from investments recorded using the equity method, (d) stock-based awards compensation expense, and (e) other non-cash charges (provided that if any non-cash charges referred to in this clause (e) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period
Ordinary Resolution has the meaning given to it in Condition 17(j).
Par Call Date means three months prior to maturity.
Permanent Global Certificate has the meaning given to it in Condition 1(b).
Permitted Liens means:
(1)Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Issuer, Guarantor or any subsidiaries and group affiliates shall have set aside on its books such reserves as may be required pursuant to GAAP;
(2)statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3)Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);
(4)judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;
(5)easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Guarantor or any affiliate;
(6)any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation (other than other property that is subject to a separate lease from such lessor or any of its affiliates);
(7)Liens securing Purchase Money Indebtedness incurred in the ordinary course of business; provided that (a) such Purchase Money Indebtedness shall not exceed the purchase price or other cost of such property or equipment and shall not be secured by any property or equipment of the Guarantor or any affiliate other than the property and equipment so acquired or other property that was acquired from such seller or any of its affiliates with the proceeds of Purchase Money Indebtedness and (b) the Lien securing such Purchase Money Indebtedness shall be created within 360 days of such acquisition;
(8)Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(9)Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;
(10)Liens securing Interest Swap Obligations:
(11)Liens securing Indebtedness under Currency Agreements;
(12)Liens securing Acquired Indebtedness; provided that:
a.such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the

Guarantor or any affiliate and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the by the Guarantor or any affiliate; and
b.such Liens do not extend to or cover any property or assets of the Guarantor or any affiliate other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Guarantor or any affiliate and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Guarantor or any affiliate;
(13)Liens on assets of a Restricted Subsidiary of the Guarantor;
(14)leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of the Guarantor or any subsidiary or affiliate;
(15)banker’s Liens, rights of setoff and similar Liens with respect to cash and cash equivalents on deposit in one or more bank accounts in the ordinary course of business;
(16)Liens arising from filing Uniform Commercial Code financing statements regarding leases;
(17)Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;
(18)Liens (a) on inventory held by and granted to a local distribution company in the ordinary course of business and (b) in accounts purchased and collected by and granted to a local distribution company that has agreed to make payments to the Issuer, Guarantor or any subsidiary or affiliate for such amounts in the ordinary course of business;
(19)Liens securing Indebtedness in respect of Sale and Leaseback Transactions;
(20)Liens securing Indebtedness in respect of mortgage financings; and
(21)Liens with respect to obligations (including Indebtedness) of the Issuer, Guarantor or any subsidiary or affiliate otherwise permitted under the Bonds that do not exceed an amount equal to 3.5 times the Consolidated EBITDA of the Guarantor for the Four Quarter Period to and including the most recent fiscal quarter for which the Guarantor’s financial statements are internally available immediately preceding such date.
Person means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
Preferred Stock of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

Purchase Money Indebtedness means Indebtedness of the Guarantor or any affiliate or subsidiary incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment.
Redemption has the meaning given to it in Condition 3(a).
Reopening has the meaning given to it in Condition 1(a).
Restricted Subsidiary of any Person means any subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.
Sale and Leaseback Transaction means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Guarantor or a Restricted Subsidiary of any property, whether owned by the Guarantor or any Restricted Subsidiary at the Closing Date or later acquired, which has been or is to be sold or transferred by the Guarantor or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.
SIS has the meaning given to it in Condition 1(b).
SIX has the meaning given to it in Condition 1(b).
Stated Maturity means the date specified in any Bond as the fixed date for the payment of principal on such Bond or on which an instalment of interest on such Bond is due and payable.
Swiss Paying Agent has the meaning given to it in Condition 4.
Taxing Jurisdiction has the meaning given to it in Condition 3(d).
Terms and Conditions has the meaning given to it in the Preamble.
Unrestricted Subsidiary of any Person means:
(1)any subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the board of directors of such Person in the manner provided below; and
(2)any subsidiary of an Unrestricted Subsidiary.
The board of directors of the Guarantor may designate any subsidiary (including any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary unless such subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Guarantor or any other subsidiary of the Guarantor that is not a subsidiary of the subsidiary to be so designated; provided that each subsidiary to be so designated and each of its subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Guarantor or any of its Restricted Subsidiaries.
Wholly Owned Restricted Subsidiary means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Guarantor or another Wholly Owned Restricted Subsidiary.